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Exhibit 5.1

KING & SPALDING LLP LETTERHEAD

November 10, 2004

Serologicals Corporation
5655 Spalding Drive
Norcross, Georgia 30092

  Re:
  Serologicals Corporation—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for Serologicals Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on the date of this letter. The Registration Statement relates to the resale of up to 4,333,315 shares (the "Shares") of the Corporation's common stock, $.01 par value per share, by those selling stockholders listed in the Registration Statement in the manner described in the Registration Statement. The Shares were issued to such selling stockholders pursuant to that certain Agreement and Plan of Merger dated as of September 7, 2004 by and among the Corporation, Cavalier Acquisition Company, LLC, Upstate Group, Inc., and the Stockholder Representative named therein, as amended (the "Merger Agreement"). As such counsel, we have examined and relied upon the Registration Statement and the Merger Agreement and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all certified, conformed, or photographic copies submitted to us, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, validly issued and fully paid and are nonassessable.

        The opinions expressed herein are limited in all respects to the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Corporation in connection with the matters addressed herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ King & Spalding LLP

                      King & Spalding LLP

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